UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 20, 2024

SS INNOVATIONS INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Florida	000-56608	47-3478854
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1600 SE 15th Street, #512 Fort Lauderdale, Florida	33316
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (954) 478-1410

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each Class	Trading Symbol	Name of each exchange on which registered
None	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

As used in this Current Report on Form 8-K (this “Report”), the terms “SSi,” “the Company,” “we,” “us” and “our” refer to SS Innovations International, Inc. and its subsidiaries.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective August 20, 2024, SSi expanded its board of directors from five (5) to seven (7) members and Dr. Frederic Moll and Timothy P. Adams were appointed as directors to fill the newly created vacancies on the board. In addition, Dr. Moll was appointed as non-executive Vice Chairman of the Board of Directors.

The following is a brief description of the background and business experience of Dr. Moll and Mr. Adams.

Frederic Moll, M.D., 73, most recently served as Chief Development Officer for Johnson & Johnson Medical Devices Companies From April 2019 to March 2023. Dr. Moll was a co-founder and, from September 2012 to 2019, was the Chairman and Chief Executive Officer of Auris Health, Inc., a robotics medical device company that was acquired by Johnson & Johnson in 2019. Dr. Moll is also the Founding Partner of Sonder Capital Management, LLC, a healthcare venture capital investment firm. He served on the board of Shockwave Medical, Inc. from March 2011 through its acquisition by Johnson & Johnson in May 2024, where he was a member of the nominating and corporate governance committee. Earlier in his career, Dr. Moll founded and co-founded three other surgical robotics companies, including Intuitive Surgical, Inc., a world leader in surgical robotics, in 1995. Dr. Moll received a B.A. in economics from the University of California at Berkeley, an M.S. in management from Stanford University and an M.D. from the University of Washington. We believe that Dr. Moll’s achievements, standing and extensive experience in the field of robotic surgery, will make him a valuable member of the Company’s board of directors.

Timothy P. Adams, 56, is a well-known and highly regarded healthcare executive with over 30 years of hospital operations experience. Since January 2018, Mr. Adams has occupied various executive positions with Ascension, one of the largest healthcare providers in the United States. Since March 2024, he has served as a Regional Operating Officer of Ascension, where he is responsible for overseeing all of Ascension’s high growth Horizontal Business Units including ambulatory surgery centers, outpatient imaging, outpatient/inpatient physical therapy, pharmacy, urgent care, behavioral, and post-acute/at-home services. He joined Ascension in early 2018 initially serving as Market Chief Executive Officer for Ascension Tennessee. In January 2023, he was promoted to Senior Vice President/Regional Operating Officer, responsible for Ascension’s Florida, Indiana, Alabama, Kansas, Maryland, New York, Oklahoma, Tennessee and Texas ministry markets. For approximately six years prior to joining Ascension, Mr. Adams served as a Region Chief Executive Officer of one of the largest regions of Tenet Healthcare Corporation. Prior thereto, he served in various senior executive positions with other for-profit hospital companies including Community Health Systems, HCA, IASIS and Health Management Associates. Mr. Adams also currently serves as Chairman of the Tennessee Hospital Association in addition to various other community boards. Mr. Adams received his Bachelor of Business Administration degree from Baylor University and his Master of Business Administration degree from University of Texas, El Paso. Given his extensive experience in the U.S. healthcare market, we believe that Mr. Adams will be a valuable member of our board of directors, as we look to obtaining FDA approval to market and expanding sales of our products into the United States.

Our board of directors has determined that Dr. Moll and Mr. Adams are “independent” directors within the meaning of the applicable rules and regulations of the Securities and Exchange Commission and the listing standards of the Nasdaq Stock Market.

Each of Dr. Moll and Mr. Adams is party to an Indemnification Agreement with the Company, pursuant to which SSi has agreed to indemnify them to the fullest extent permitted by Florida law.

The board of directors also established a compensation committee consisting of three (3) independent directors. The members of the compensation committee are Mr. Adams (Chair), Dr. Moll and Dr. S.P. Somashekhar.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 22, 2024	SS INNOVATIONS INTERNATIONAL, INC.

	By:	/s/ Sudhir Srivastava
Sudhir Srivastava, M.D.
Chairman and Chief Executive Officer

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